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                                                                   Exhibit 2.4
[HONGKONGBANK LETTERHEAD]


Ref:     CORPORATE & INSTITUTIONAL BANKING
         TOYS & ELECTRONICS DIVISION

CONFIDENTIAL

Nam Tai Electronic &
Electrical Products Ltd
Unit 513-520
No. 1 Hung To Road
Kwun Tong
KOWLOON
Attention:  Mr Tadao Murakami

                                                                 5 August 1996


Dear Sirs

BANKING FACILITIES
A/C NO. 600-848972-001

With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below. These facilities are subject to review at any time and, in any event by 31 May 1997, and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.


Overdraft                                          HKD 500,000

Interest on the overdraft facility will
continue to be charged on daily balances at 1/2 % per annum over our best lending rate, (currently 8 1/2% per annum, but subject to fluctuation at our discretion) and payable monthly in arrears to the debit of your current account.

Import/Export Facilities                           HKD60,000,000

Documentary Credits with import finance
up to 90 days (less any usance/credit
periods granted by your suppliers)
and/or D/P bills purchased on approved
drawees.

within which                                       (HKD60,000,000)

Goods under your control and/or
Trust Receipts.

Interest on your import loans will be
charged on a daily basis at 0.75% per
annum over HIBOR or SIBOR as appropriate
(previously at 1% below our board rates).

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Nam Tai Electronic & Electrical Products Ltd                5 August 1996

                                 - 2 -

Please note that the aforementioned Import/Export Facilities carry the following concessionary rates:

         DC OPENING COMMISSION:-

         First USD50,000                                    1/4%
         USD50,001 to USD300,000                            1/16%
         Balance in excess of USD300,000                    1/32% (previously 1/16%)

         COMMISSION IN LIEU OF EXCHANGE (CILE):-

         First USD50,000                                    1/4%
         USD50,001 to USD300,000                            1/16%
         Balance in excess of USD300,000                    1/32% (previously 1/16%)

         EXPORT BILLS FOR COLLECTION COMMISSION:-

         First USD75,000                                    1/8%
         Balance in EXCESS of USD75,000                     1/24% (previously 1/8%)


Foreign Exchange Line                                       HKD10,000,000

Total Forward Contract Limit up to 6 months.

Unless by prior arrangement, contracts entered into under this facility are not to exceed six months in duration.

Terms and Conditions

Contracts may only be entered into to cover trade related exchange exposure incurred in the normal course of business.

Foreign Exchange facilities remain subject to our overriding right to call for cash cover on demand if in the Bank's view a negative foreign exchange position requires such cover. Further, the Bank may, after having discussed the position with yourselves, close out any or all of your outstanding forward foreign exchange contracts and demand settlement of the balance due.

Foreign exchange contracts continue to be governed by the conditions appearing on the reverse of the standard contract form. These contract forms should be checked upon receipt and the copy signed and returned to the Bank.


Security

As security for the existing facilities, we continue to hold:-

1) A corporate guarantee together with a supporting board resolution dated 8 August 1995 for HKD65,000,000 from Nam Tai Electronics Inc.

2) A Negative Pledge together with a supporting board resolution dated 8 August 1995 from Nam Tai Electronics Inc not to pledge any of its assets with any banks as securities without our prior consent.
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Nam Tai Electronic & Electrical Products Ltd                5 August 1996

                                    - 3 -

Please arrange for the authorized signatories of your company, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these facilities are granted.

A review fee of HKD10,000 will be charged to the debit of your current account upon receipt of your acceptance to these facilities.

These facilities will remain open for acceptance until the close of business on 27 August 1996 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully


/s/  EDEN Y D WONG
---------------------------
Eden Y D Wong
Corporate Relationship Manager

pl/NAMTAIl

Enc